Exhibit 10.1

100 Pier 1 Place
Fort Worth, TX 76102

PO Box 961020
Fort Worth, TX 76161-0020

P 817.252.8000
pier1.com

December 29, 2017

Nancy A. Walsh
366 Pine Brooks Road
Bedford, NY 10506

Via electronic mail

Dear Nancy,

This letter confirms the offer of employment with Pier 1 Services Company, a subsidiary of Pier 1 Imports, Inc. (the "Company"), for the position of Executive Vice President and CFO in Fort Worth, Texas, effective January 25, 2018 pursuant to the terms of the attached Employment Term Sheet. The position reports to the President and Chief Executive Officer at a starting base salary of $575,000 per year ($22,115.38 bi-weekly); in each case subject to required withholdings for applicable taxes and voluntary pay deductions.

This offer of employment is contingent upon the completion, receipt and review of all references and background checks currently underway, each subject to the Company's approval.

You represent and warrant to the Company that (a) as of your start date with Pier 1 Imports, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction that would result in any restriction on your ability to accept and perform this or any other position with the Company or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by the Company in advance of your start date. You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of the Company, such consent not to be unreasonably withheld. Further, you agree you will not disclose or use, in violation of any obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.  Based on the foregoing, you represent and warrant to the Company that you are not required to obtain a release from your current employer, the Bon-Ton Stores, Inc., by which the Bon-Ton Stores, Inc. releases you from any non-compete provision to which you are or may be subject.

If this letter and the attached Employment Term Sheet correctly sets forth your understanding of Pier 1 Imports' offer of employment, then please sign where indicated below to acknowledge your acceptance and return a copy to me.

Sincerely,

/s/ Gregory S. Humenesky
Executive Vice President, Human Resources
Pier 1 Services Company
By Pier 1 Holdings, Inc., its managing trustee

Agreed to:

/s/ Nancy A. Walsh	12/29/17
Nancy A. Walsh	Date

cc: Alasdair James

EMPLOYMENT TERM SHEET
FOR
NANCY WALSH

This term sheet summarizes the principal terms and conditions of the proposed employment of Nancy A. Walsh (“Executive”) by Pier 1 Services Company.  This offer of employment is also contingent upon completion, receipt and review of all references and background checks currently underway.
Position	Executive Vice President, Chief Financial Officer
Office Location	Company Headquarters, Fort Worth, Texas
Duties and Reporting Relationships	Duties commensurate with position, reporting directly to President and Chief Executive Officer.
Base Salary	$575,000 per year, subject to annual review by the Compensation Committee.
Sign on Bonus
$200,000 payable upon completion of 30 days of employment; subject to pro rata clawback in the event Executive voluntarily leaves the Company or is terminated for Cause (as defined in the Severance Agreement referenced below) within 12 months following commencement of employment.

Annual short-term incentives - initial year Annual short-term incentives - subsequent years
Eligible beginning in fiscal year 2019, target bonus opportunity of 125% base salary.

Participation in the Company’s annual cash incentive program at a level commensurate with other senior officers – currently 75% of base salary.

Initial Time-Vesting Stock Award
One-time grant of restricted stock having a value equal to $750,000, granted upon commencement of employment.  Number of shares to be determined based on $750,000 value divided by the 30-day trailing average of the closing price of Pier 1 Imports, Inc. common stock as of the employment start date.  Vests in equal annual installments on each of the first three anniversaries of the grant date, subject to Executive’s continued employment with the Company.

Future Equity Awards
Eligible for grants of stock awards in fiscal 2019 under the Company’s long-term equity incentive program at a level commensurate with other senior officers.

For reference only, fiscal 2018 grants had equivalent value of 100% base salary and were a combination of time-based and performance-based restricted shares (40% time-based; 60% performance-based) with 2X target opportunity.

EMPLOYMENT TERM SHEET
FOR
NANCY WALSH
(cont’d)

Severance
The Company and Executive will enter into a Severance Agreement providing for 12 months of salary continuation in the event Executive’s employment with the Company is terminated by the Company without Cause or by Executive for Good Reason.

Pursuant to the Severance Agreement, among other items, you will be subject to non-compete and employee non-solicitation provisions for a period of one year following your termination of employment, and confidentiality and non-disclosure provisions.

Group insurance plan
Managed health plan, long-term disability, dental insurance, accident insurance, vision and life insurance, and a prescription drug plan.

Pier 1 will reimburse Executive for COBRA costs pending eligibility for Pier 1’s welfare plans.

Stock purchase plan	Facilitates purchase of Pier 1 stock through contributions of up to 20% of eligible compensation, plus Company matching contributions of 25% of amounts contributed.
Deferred compensation plan	Includes Company matching contributions equal to 100% of the first 1% of eligible compensation deferred and 50% of the next 4% of eligible compensation deferred.
401(k) retirement plan
Includes Company matching contributions based on pre-tax contributions to the plan equal to 100% of the first 1% of eligible compensation to the plan and 50% of the next 4% of eligible compensation contributed to the plan.

Relocation
Relocation expenses for up to a one-year period following the date of hire in accordance with the Company's standard relocation policy but excluding an overall cap on such expenses. Additional details have been provided to you in writing.

Vacation	5 weeks granted on first day of the fiscal year 2019. 2 floating holidays after 6 months continued employment.
Merchandise discount	25% discount on all Pier 1 Imports merchandise.

-END-